SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             December 23, 1997
                     (Date of earliest event reported)

                           GREY ADVERTISING INC.
           (Exact name of Registrant as specified in its charter)

           Delaware             0-7898                  3-0802340
          (State of         (Commission File No.)     (IRS Employer
          Incorporation)                              Identification No.)

                  777 Third Avenue, New York, New York        10017
          (Address of principal executive offices, including zip code)

                               (212) 546-2000
            (Registrant's telephone number, including area code)

                               Not Applicable
       (Former name or former address, if changed since last report)

          ITEM 5.  OTHER EVENTS.

                    On December 23, 1997, Grey Advertising Inc.
          (the "Company") completed the refinancing of its long-term debt pursuant to a note agreement (the "Note Agreement") with The Prudential Insurance Company of America ("Prudential"). The purpose of the refinancing was to raise additional capital through increasing the Company's long-term debt and to obtain a more favorable interest rate.

                    Prior to the refinancing, the Company's
          outstanding long-term debt was represented by its senior promissory notes (the "Old Notes") held by Prudential, in an aggregate principal amount of $30,000,000, dated January 19, 1993, having a final maturity of January 19, 2000 and bearing interest at the rate of 7.68% per annum. On December 23, 1997, pursuant to the Note Agreement, the Company authorized the issuance of, and Prudential agreed to purchase, the Company's senior promissory notes (the "New Notes") in an aggregate principal amount of $75,000,000, dated December 23, 1997, having a final maturity of December 23, 2005 and bearing interest at the rate of 6.94% per annum. Prudential paid the purchase price for the New Notes by (a) cancelling the Old Notes and crediting the outstanding $30,000,000 principal amount, together with accrued interest, against the $75,000,000 principal amount of the New Notes and (b) paying the balance due under the New Notes to the Company.

                    For further information, reference is made to the press release attached hereto as Exhibit 99.1.

                    The Company plans to use the proceeds of the sale of the New Notes for general corporate purposes.

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        GREY ADVERTISING INC.

                                        By:  /s/ Steven G. Felsher
                                             Steven G. Felsher
                                             Executive Vice President,
                                               Secretary and Treasurer

          Date:  January 6, 1998

                             Index to Exhibits

                                                     Page Number in
                                                       Sequential
                                                    Numbering System
                              Description of         Where Exhibit
           Exhibit Number     Exhibits               May be Found

              99.1          Press release issued          4
                            by Grey Advertising
                            Inc. on December 23,
                            1997